EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED OCTOBER 14, 2010
For Immediate Release
Paychex Appoints Two New Board Members
New Paychex President and CEO Martin Mucci and Staples Executive Joseph Doody
Named to Board of Directors of Payroll and HR Services Provider
Rochester, NY (October 14, 2010) - Paychex, Inc., a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses, today announced that the Paychex Board of Directors has appointed two new members. They are Martin Mucci, who was named Paychex president and chief executive officer September 30, 2010, and Joseph Doody, president of Staples North American Delivery, one of Staples’ three business segments. Staples is the world’s largest office products company.
Joseph Doody
In his role as president of Staples North American Delivery, Mr. Doody, 58, is responsible for Staples Advantage, Staples’ business-to-business division serving medium-sized to Fortune 1000 companies; Staples Business Delivery, a sales channel that serves small businesses through staples.com and catalogs; and Quill Corporation, a direct marketer of office supplies to small and medium-sized businesses. Mr. Doody is also chairman of Staples China.
“We are delighted to have Joe as a member of the Paychex Board of Directors,” said B. Thomas Golisano, Paychex chairman and founder. “He has a very strong understanding of small business through his experience at Staples, something demonstrated by the growth he has created for that organization.”
Before joining Staples in 1998, Mr. Doody was president of Danka Office Imaging in North America, formerly Kodak Office Imaging. Prior to that, Mr. Doody spent 23 years with Eastman Kodak Company in various roles of increasing responsibility, culminating with his position as general manager and vice president, North America, Office Imaging.
Mr. Doody holds a bachelor’s degree in economics from the State University of New York at Brockport, and he has a Masters of Business Administration in marketing from the Simon Graduate School of Business at the University of Rochester. In addition to his appointment to the Paychex Board of Directors, Mr. Doody will serve as a member of the audit committee of the Board.
Martin Mucci
Mr. Mucci is the third president and CEO in Paychex’s nearly 40-year history. He was unanimously selected for this role by the Paychex Board of Directors, succeeding Jonathan J. Judge, who resigned in July 2010. The Board of Directors appointed Mr. Mucci to the Board and to the executive committee of the Board.
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Mucci and Doody - Paychex Board Members

October 14, 2010
“We are pleased to have Marty as a voting member of the Board,” Mr. Golisano said.
Mr. Mucci, 50, joined Paychex in 2002 as the company’s senior vice president of operations. Prior to joining Paychex, Mr. Mucci was CEO of Frontier Telephone of Rochester, Inc. and president of telephone operations for Frontier Communications, with responsibility for sales, operations, customer service, and financial performance of Frontier’s 34 local telephone companies.
Mr. Mucci holds a bachelor’s degree in accounting from St. John Fisher College in Rochester, New York and received a master’s degree in business administration through the Executive Development Program at the University of Rochester’s Simon Graduate School of Business.
About Paychex
Paychex, Inc. (NASDAQ:PAYX) is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human resource services include 401(k) plan recordkeeping, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. A variety of business insurance products, including group health and workers’ compensation, are made available through Paychex Insurance Agency, Inc. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices serving approximately 536,000 payroll clients nationwide as of May 31, 2010. For more information about Paychex and our products, visit www.paychex.com.
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Media Contact
Laura Saxby Lynch
Director, Corporate Communications
Paychex, Inc.
(585) 383-3074
lsaxbylynch@paychex.com